EXHIBIT 16

EXHIBIT 16 TO FORM 8-K	(Ernst & Young LLP Letterhead)

August 13, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 16, 2004 of The Genlyte Group Incorporated and are in agreement with the statements contained in paragraphs of 4(a), 4(b), 4(c), 4(d) and 4(e) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP